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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Famous Dave’s of America, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FAMOUS DAVE’S OF AMERICA, INC.
8091 Wallace Road
Eden Prairie, Minnesota 55344
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 12, 2005
TO THE SHAREHOLDERS OF FAMOUS DAVE’S OF AMERICA, INC.:
      Please take notice that the annual meeting of shareholders of Famous Dave’s of America, Inc. (the “Annual Meeting”) will be held, pursuant to due call by the Board of Directors of the Company, at the Famous Dave’s Calhoun Blues Club, 3001 Hennepin Avenue, Calhoun Square, Minneapolis, Minnesota, on Thursday, May 12, 2005, at 9:00 a.m., or at any adjournment or adjournments thereof, for the purpose of considering and taking appropriate action with respect to the following:

1.	To elect six directors;

2.	To ratify the appointment of Grant Thornton LLP as the independent registered certified public accounting firm of the Company for fiscal 2005;

3.	To adopt the 2005 Stock Incentive Plan; and

4.	To transact any other business as may properly come before the meeting or any adjournments thereof.
      Pursuant to due action of the Board of Directors, shareholders of record on March 21, 2005 will be entitled to vote at the meeting or any adjournments thereof. Adoption of each proposal requires the affirmative vote of the holders of a majority of the shares of the Company’s common stock present in person or represented by proxy at the Annual Meeting.
      A proxy for the annual meeting is enclosed herewith. You are requested to fill in and sign the proxy, which is solicited by the Board of Directors, and mail it promptly in the enclosed envelope.

By Order of the Board of Directors

Diana G. Purcel
Secretary
April 11, 2005

PROXY STATEMENT
VOTING AND REVOCATION OF PROXY
PROXIES AND VOTING
ELECTION OF DIRECTORS (Proposal One)
EXECUTIVE COMPENSATION
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR
STOCK PERFORMANCE GRAPH
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM (Proposal Two)
ADOPTION OF THE 2005 STOCK INCENTIVE PLAN (Proposal Three)
OTHER MATTERS
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
CERTAIN TRANSACTIONS
COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT
PROPOSALS OF SHAREHOLDERS
DISCRETIONARY PROXY VOTING AUTHORITY/ UNTIMELY SHAREHOLDER PROPOSALS
SOLICITATION

Famous Dave’s of America, Inc.
8091 Wallace Road
Eden Prairie, Minnesota 55344

PROXY STATEMENT

Annual Meeting of Shareholders to be Held
May 12, 2005
VOTING AND REVOCATION OF PROXY
      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Famous Dave’s of America, Inc. (periodically referred to herein as “Famous Dave’s” and the “Company”) to be used at the annual meeting of shareholders of the Company (the “Annual Meeting”) to be held on Thursday, May 12, 2005, at 9:00 a.m. at the Famous Dave’s Calhoun Blues Club, 3001 Hennepin Avenue, Calhoun Square, Minneapolis, Minnesota, for the purpose of considering and taking appropriate action with respect to the following:

1.	To elect six directors;

2.	To ratify the appointment of Grant Thornton LLP as the independent registered certified public accounting firm of the Company for fiscal 2005;

3.	To adopt the 2005 Stock Incentive Plan; and

4.	To transact any other business as may properly come before the meeting or any adjournments thereof.
      The approximate date on which this Proxy Statement and the accompanying proxy were first sent or given to shareholders was April 11, 2005. Each shareholder who signs and returns a proxy in the form enclosed with this Proxy Statement may revoke the same at any time prior to its use by giving notice of such revocation to the Company in writing, in open meeting or by executing and delivering a new proxy to the Secretary of the Company. Unless so revoked, the shares represented by each proxy will be voted at the meeting and at any adjournments thereof. Presence at the meeting of a shareholder who has signed a proxy does not alone revoke that proxy. Only shareholders of record at the close of business on March 21, 2005 (the “Record Date”) will be entitled to vote at the meeting or any adjournments thereof.
PROXIES AND VOTING
      Only holders of record of the Company’s Common Stock at the close of business on March 21, 2005, the Record Date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting. On the Record Date, there were 11,312,154 shares of Common Stock outstanding. Each share of Common Stock entitles the holder thereof to one vote upon each matter to be presented at the Annual Meeting. A quorum, consisting of a majority of the outstanding shares of the Common Stock entitled to vote at the Annual Meeting, must be present in person or represented by proxy before action may be taken at the Annual Meeting.

      Each proxy returned to the Company will be voted in accordance with the instructions indicated thereon. Adoption of each proposal requires the affirmative vote of the holders of a majority of the shares of the Company’s common stock present in person or represented by proxy at the Annual Meeting.
      All shares represented by proxies will be voted for the election of the nominees for the Board of Directors named in this Proxy Statement, for ratification of Grant Thornton LLP’s appointment as the Company’s independent registered certified public accounting firm and for the adoption of the 2005 Stock Incentive Plan unless a contrary choice is specified. If any nominee for the Board of Directors should withdraw or otherwise become unavailable for reasons not presently known, the proxies which would have otherwise been voted for such nominee will be voted for such substitute nominee as may be selected by the Board of Directors. A shareholder who abstains with respect to any proposal is considered to be present and entitled to vote on such proposal and is in effect casting a negative vote, but a shareholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote, on any proposal, shall not be considered present and entitled to vote on such proposal.
      The Board of Directors unanimously recommends that you vote “FOR” the election of all nominees for the Board of Directors named in this Proxy Statement, “FOR” the ratification of Grant Thornton LLP as the independent registered certified public accounting firm of the Company for fiscal 2005 and “FOR” the adoption of the 2005 Stock Incentive Plan.
      While the Board of Directors knows of no other matters to be presented at the Annual Meeting or any adjournment thereof, all proxies returned to the Company will be voted on any such matter in accordance with the judgment of the proxy holders.

ELECTION OF DIRECTORS
(Proposal One)
      The Board of Directors currently consists of six (6) directors, each of which has been nominated for re-election by the Board of Directors. If re-elected, each nominee has consented to serve as a director of the Company, to hold office until the next annual meeting of shareholders, or until his or her successor is elected and shall have qualified.
      The names and ages of the nominees, and their principal occupations and tenure as directors are set forth below based upon information furnished to the Company by such nominees.

Name and Age of	Principal Occupation, Business Experience	Director
Director and Nominee	for the Past Five Years and Directorships of Public Companies	Since

F. Lane Cardwell, Jr. Age 52	F. Lane Cardwell, Jr. has spent over 20 years in the restaurant industry, most recently as the President of Eatzi’s Market and Bakery from June 1996 to June 1999. Prior to joining Eatzi’s in 1996, Mr. Cardwell was Executive Vice President, Chief Administrative Officer and a member of the Board of Directors of Brinker International, Inc. Mr. Cardwell is also a director of P. F. Chang’s China Bistro, Inc., a publicly traded company, and serves on its Audit and Compensation Committees.	2003

K. Jeffrey Dahlberg Age 51	K. Jeffrey Dahlberg has served as Chairman of the Company’s Board of Directors since December 2003. Mr. Dahlberg also serves as President of Sugarloaf Ventures, Inc. a business development and investment firm. Mr. Dahlberg, who co-founded Grow Biz International, Inc. in 1990, served as its Chairman from inception until March 2000 and as its Chief Executive Officer from 1999 until March 2000.	2001

David Goronkin Age 42	David Goronkin has served as President, Chief Executive Officer and a member of the Company’s Board of Directors since August 2003. Prior to joining the Company, Mr. Goronkin was an executive officer of Buffets, Inc., serving as its Chief Operating Officer since August 2000 and Executive Vice President of Operations since October 1996. Mr. Goronkin had also served as a director of Buffets since October 2000. From 1994 though 1996, Mr. Goronkin held several operations and franchise-related positions with HomeTown Buffet, Inc., including serving as its Vice President of Operations immediately prior to that company’s merger with Buffets, Inc. in 1996. From 1984 through 1994, Mr. Goronkin held a variety of operations and franchise support positions with Chi-Chi’s Mexican Restaurants.	2003

Mary L. Jeffries Age 47	Mary L. Jeffries served as a General Partner and Chief Operating Officer of St. Paul Venture Capital, an early-stage venture capital fund, from February 2001 until December 2003. From 1997 until she joined St. Paul Venture Capital, Ms. Jeffries served as Chief Operating Officer at the marketing and communications agency of Shandwick International. Ms. Jeffries, who was a Senior Auditor and Computer Audit Specialist at KPMG from 1979-1983, also served as Assistant Controller of Fairview Hospital and HealthCare Services from 1983-1988 and held positions as Managing Director, Chief Operating Officer and Controller at the public relations agency of Mona Meyer McGrath & Gavin from 1988-1997.	2003

Name and Age of	Principal Occupation, Business Experience	Director
Director and Nominee	for the Past Five Years and Directorships of Public Companies	Since

Richard L. Monfort Age 50	From 1991 to 1995, Richard L. Monfort served as Group Vice President and Chief Executive Officer of ConAgra Red Meats division, which had approximately $8 billion in annual pork and beef sales. From September 1995 to the present, Mr. Monfort has been engaged in the management of various private business and investment interests, including acting as managing partner of the Hyatt Grand Champions Hotel in Palm Springs, California, and being an owner of the Hilltop Steakhouse in Boston, Massachusetts and a partner in the Montera Cattle Company. Since 1997, Mr. Monfort has served as Vice Chairman of the Colorado Rockies, a professional baseball team.	1996

Dean A. Riesen Age 48	Appointed as a director in March 2003, Dean A. Riesen has been Managing Partner of Rimrock Capital Partners, LLC and Riesen & Company, LLC since 2001, both real estate investment entities. Riesen also serves as a member of Meridian Bank, N.A.’s Board of Directors and Chairman of its Audit Committee. Previously, Mr. Riesen served as Chief Financial Officer of Carlson Holdings, Inc. (parent of Carlson Companies, Inc. and T.G.I. Friday’s, Inc.) from 1999-2001. Mr. Riesen was also President & CEO of Tonkawa, Inc. from 1999-2001 and President, CEO, and General Partner of Carlson Real Estate Company from 1985-2001. Mr. Riesen served on Carlson Companies’ Investment Committee from 1989-1999. Mr. Riesen was a member of Thomas Cook Holdings LTD (U.K.) Board of Directors and a member of its Audit Committee.	2003

EXECUTIVE COMPENSATION
      The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by (i) each individual serving as Chief Executive Officer of the Company during the fiscal year ended January 2, 2005; and (ii) each individual that served as an executive officer of the Company at the end of the fiscal year ended January 2, 2005 who received in excess of $100,000 in salary and bonus during such fiscal year (the “Named Executives”).
SUMMARY COMPENSATION TABLE

								Long-Term
								Compensation
								Awards
	Annual Compensation
								Securities
	Fiscal					Other Annual		Underlying		All Other
Name and Principal Position	Year	Salary($)		Bonus($)		Compensation($)		Options(#)		Compensation($)

David Goronkin(1)	2004	458,654	(4)	187,425	(5)	1,100	(11)	62,000	(12)	$68,152	(16)
President and Chief	2003	164,232		93,750	(6)	1,110	(11)	200,000	(13)	–0–
Executive Officer
Diana G. Purcel(2)	2004	168,173	(4)	48,106	(7)	–0–		20,000	(12)	–0–
Vice President, Chief	2003	14,596		5,000	(8)	–0–		30,000	(14)	–0–
Financial Officer and Secretary
Christopher O’Donnell(3)	2004	169,600	(4)	48,514	(9)	–0–		20,000	(12)	–0–
Senior Vice President	2003	154,237		28,000	(10)	–0–		–0–		–0–
Operations	2002	151,385		–0–		–0–		30,000	(15)	–0–

(1)	Mr. Goronkin was appointed Chief Executive Officer on August 11, 2003.

(2)	Ms. Purcel became Vice President, Chief Financial Officer and Secretary on November 19, 2003.

(3)	Mr. O’Donnell became Sr. Vice President Operations on June 19, 2002. Prior to such time, he served as Vice President of Human Resources.

(4)	Reflects salary paid over the 53-week fiscal year.

(5)	Represents a bonus earned by Mr. Goronkin for his performance during fiscal 2004. Mr. Goronkin elected to defer $50,000 of this bonus amount for two years under the Company’s 2004 Deferred Stock Unit Plan.

(6)	Represents a bonus earned by Mr. Goronkin for his performance during fiscal 2003. Mr. Goronkin elected to defer the entire amount of this bonus for one year under the Company’s 2004 Deferred Stock Unit Plan.

(7)	Represents a bonus earned by Ms. Purcel for her performance during fiscal 2004. Ms. Purcel elected to defer $15,000 of this bonus amount for one year under the Company’s 2004 Deferred Stock Unit Plan.

(8)	Represents a pro-rated bonus paid to Ms. Purcel for her performance during fiscal 2003.

(9)	Represents a bonus paid to Mr. O’Donnell for his performance during fiscal 2004.

(10)	Represents a bonus paid to Mr. O’Donnell for his performance during fiscal 2003.

(11)	Represents premium payments for a term-life insurance policy, made by the Company on behalf of Mr. Goronkin during fiscal years 2004 and 2003, respectively.

(12)	Includes options granted in 2004 for fiscal 2003 performance.

(13)	Includes options granted as part of Mr. Goronkin’s employment agreement.

(14)	Includes options granted as part of Ms. Purcel’s employment arrangement.

(15)	Includes options granted in 2002 for fiscal 2001 performance.

(16)	Represents the earnings received by Mr. Goronkin in fiscal 2005 on compensation deferred by Mr. Goronkin in 2004 under the Company’s 2004 Deferred Stock Unit Plan.

OPTION GRANTS IN LAST FISCAL YEAR
      The following table sets forth the number of individual grants of stock options made during fiscal year 2004 to the Named Executives.

	Individual Grants

	Number of		Percentage of			Potential Realizable Value
	Securities		Total Options			at Assumed Annual Rate of
	Underlying		Granted to	Exercise or		Stock Price Appreciation
	Option		Employees In	Base Price	Expiration
Name	Granted		Fiscal Year	($/Share)	Date	5%	10%

David Goronkin	62,000	(1)	28%	$6.15	02/18/2014	$239,798	$607,694
Diana G. Purcel	20,000	(1)	9%	$6.15	02/18/2014	$77,354	$196,030
Christopher O’Donnell	20,000	(1)	9%	$6.15	02/18/2014	$77,354	$196,030

(1)	Options vest and become exercisable in four equal annual installments commencing on February 18, 2005.
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION VALUES
      The following table summarizes information with respect to options held by the Named Executives, and the value of the options held by such persons as of January 2, 2005 (the end of fiscal 2004).

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-The-Money
			Options at FY-End		Options at FY-End(1)
	Number of Shares	Value
Name	Acquired on Exercise	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

David Goronkin	–0–	–0–	66,667	195,333	$576,670	$1,562,530
Diana G. Purcel	–0–	–0–	6,000	44,000	$46,200	$316,800
Christopher O’Donnell	–0–	–0–	72,000	42,000	$663,550	$280,950

(1)	Based upon the difference between the option exercise price and the closing sale price of the Common Stock on December 31, 2004 (the last trading day prior to the end of the Company’s 2004 fiscal year), which was $12.75.
LONG-TERM INCENTIVE PLANS — AWARDS IN LAST FISCAL YEAR
      The following table summarizes information with respect to awards granted to the Named Executives under long-term incentive plans during the fiscal year ended January 2, 2005.

			Estimated Future Payouts
			Under
			Non-Stock Price-Based Plans
	Number of Shares,	Performance or Other
	Units or	Period Until	Minimum	Maximum
Name	Other Rights(1)	Maturation of Payout(2)	Number(3)	Number(3)

David Goronkin	13,000	Fiscal 2004 – Fiscal 2006	–0–	13,000
Diana G. Purcel	4,500	Fiscal 2004 – Fiscal 2006	–0–	4,500
Christopher O’Donnell	4,500	Fiscal 2004 – Fiscal 2006	–0–	4,500

(1)	All incentives issued to the Named Executives under long-term incentive plans during the fiscal year ended January 2, 2005 were awards of performance shares issued under the Company’s 1995 Stock Option and Compensation Plan. Recipients of these awards were granted the right to receive a specified number of shares of the Company’s common stock (“Performance Shares”) following the filing of the Company’s Annual Report on Form 10-K for fiscal 2006, subject to the Company achieving a specified percentage of the cumulative total of the earnings per share goals for fiscal 2004, fiscal 2005 and fiscal 2006 (the “Cumulative EPS Goal”). The specified percentage will be determined using a weighted average calculation that takes into account the entire actual fiscal 2004 earnings per share and 80% of the earnings per share goals for each of fiscal 2005 and 2006. The Performance Share grants for each recipient are also contingent upon the recipient remaining an employee of the Company until the filing of the Annual Report on Form 10-K for fiscal 2006 and the recipient having signed and delivered a non-competition agreement.

(2)	The earnings per share goal for each fiscal year will be determined by the Company’s Compensation Committee prior to the end of the first fiscal quarter of the applicable fiscal year. The actual earnings per share for each fiscal year shall be based on the earnings per share amount for that fiscal year as set forth in the audited financial statements filed with the Company’s corresponding Annual Report on Form 10-K. The Performance Shares will be issued following the filing of the Company’s Annual Report on Form 10-K for fiscal 2006, as provided above, if at least the specified percentage of the Cumulative EPS Goal is achieved.

(3)	If the Company achieves the specified percentage of the Cumulative EPS Goal, each recipient will be entitled to receive a percentage of his or her Performance Shares equal to the percentage of the Cumulative EPS Goal achieved by the Company, up to 100%.

Employment Agreements and Employment Arrangements
      On July 25, 2003, the Company entered into a two-year written employment agreement with David Goronkin, the Company’s current Chief Executive Officer that became effective on August 11, 2003. Pursuant to the agreement, Mr. Goronkin was entitled to receive an annualized base salary of $450,000 (subject to increase at the discretion of the Board of Directors) and was eligible for a bonus of up to 50% of his base salary based on his satisfaction of certain performance-based criteria. In addition to providing health, medical, dental, vision and disability insurance coverage, and customary benefits, the Company agreed to purchase a term life insurance policy with beneficiaries of Mr. Goronkin’s choice. The employment agreement provided that Mr. Goronkin would continue to receive his base salary and insurance benefits for a period of up to 18 months if he was terminated by the Company for a reason other than death, disability or “cause,” if Mr. Goronkin resigned for “good reason,” or if Mr. Goronkin was terminated for any reason within six months following a “change in control,” each as defined in the employment agreement. The employment agreement provided that Mr. Goronkin would not compete with the Company for two years after the termination of his employment with the Company. The Company granted Mr. Goronkin a bonus of $187,425 for his performance during fiscal 2004, $50,000 of which was deferred for a period of two years at Mr. Goronkin’s election under the Company’s 2004 Deferred Stock Unit Plan. Effective January 1, 2005, the Board of Directors increased Mr. Goronkin’s annualized base salary to $472,500.
      On February 25, 2005, the Company entered into an amended and restated employment agreement with Mr. Goronkin on substantially the same terms as his prior agreement, except that Mr. Goronkin’s minimum annualized base salary was set at $472,500, he is eligible to receive a bonus of up to 75% of his base salary, and that Mr. Goronkin’s severance package (payable if he is terminated by the Company for a reason other than death, disability or “cause,” if he resigns for “good reason,” or if he is terminated for any reason within six months following a “change in control,” each as defined in the employment agreement) was reduced from 18 to 12 months of base salary and insurance benefits. The new agreement has a one year term commencing as of January 1, 2005 and will automatically renew for successive one year terms.
      Diana G. Purcel, the Company’s Vice President, Chief Financial Officer and Secretary, has an employment arrangement with the Company pursuant to which she receives an annualized salary of $165,000, along with medical, dental and other customary benefits. Ms. Purcel was granted a bonus of $48,106 for her performance during fiscal 2004. Effective January 3, 2005, the Company increased Ms. Purcel’s annualized base salary to $175,000.
      Christopher O’Donnell, the Company’s Senior Vice President of Operations, has an employment arrangement with the Company pursuant to which he receives an annualized salary of $166,400, along with medical, dental and other customary benefits. Mr. O’Donnell was granted a bonus of $48,514 for his performance during fiscal 2004. Effective January 3, 2005, the Company increased Mr. O’Donnell’s annualized base salary to $172,000.

Director Compensation
      The Company grants each of its non-employee directors options to purchase 25,000 shares of the Company’s Common Stock upon his or her initial election to the Board of Directors, which vest in equal installments over four years. The Company also grants its non-employee directors options to purchase 5,000 shares of the Company’s Common Stock on the day after each annual shareholder’s meeting, which vest in their entirety on the first anniversary of the date of grant. The exercise price of all such options is equal to the fair market value of the Company’s Common Stock on the date of grant.
      In addition to stock options, each non-employee director of the Company receives $5,000 for each meeting of the Board of Directors attended in person, or $2,500 for each such meeting attended by telephone.
      Non-employee directors may also be granted, at the discretion of the Compensation Committee, additional stock incentives that contain such terms and provisions as the Compensation Committee determines at the time of grant.
      During fiscal 2004, options were granted to the following non-employee directors:

		Number
	Date Options	of Shares	Exercise	Vesting
Name	Granted	Granted	Price	Schedule

K. Jeffery Dahlberg	05/14/2004	5,000	$6.72	05/14/2005
F. Lane Cardwell	05/14/2004	5,000	$6.72	05/14/2005
Mary L. Jeffries	05/14/2004	5,000	$6.72	05/14/2005
Richard L. Monfort	05/14/2004	5,000	$6.72	05/14/2005
Dean A. Riesen	05/14/2004	5,000	$6.72	05/14/2005
      Members of the Board who are also employees of the Company receive no stock options or performance shares for their services as directors.

Executive Officers of the Company

		Principal Occupation, Business Experience
Name and Title	Age	for the Past Five Years and Directorships of Public Companies

David Goronkin President and Chief Executive Officer	42	See “Election of Directors (Proposal One)” — above.

Diana G. Purcel Vice President, Chief Financial Officer and Secretary	38	Ms. Purcel has served as Vice President, Chief Financial Officer and Secretary of the Company since November 19, 2003. Prior to joining the Company, Ms. Purcel served as Vice President and Chief Financial Officer of Paper Warehouse, Inc., a publicly held chain of retail stores specializing in party supplies and paper goods, from 2002 until September 2003, during which time that company filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Minnesota. While she was with Paper Warehouse, she also served as its Vice President, Controller and Chief Accounting Officer from 1999 to 2002. Over the course of her career, Ms. Purcel has held financial and accounting positions with Provell, Inc (formerly Damark International, Inc.) and Target Corporation (formerly Dayton Hudson Corporation). Ms. Purcel is a certified public accountant who spent five years with the firm of Arthur Andersen from 1988 to 1993.

Christopher O’Donnell Senior Vice President of Operations	45	Mr. O’Donnell has served as Senior Vice President of Operations of the Company since June 19, 2002. From February 1998 to June 2002, he served as the Company’s Vice President of Human Resources. Prior to joining the Company, Mr. O’Donnell was Vice President of Development for Pencom International, a producer of training products for restaurant and hotel operators aimed at increasing sales, improving service, building traffic, addressing staffing challenges and reducing turnover. From 1982 to 1987 Mr. O’Donnell was the operating partner in Premier Ventures, a high volume restaurant located in Denver, Colorado.

STOCK PERFORMANCE GRAPH
      The Securities and Exchange Commission requires that the Company include in this Proxy Statement a line-graph presentation comparing the cumulative, five-year return to the Company’s shareholders (based on appreciation of the market price of the Company’s common stock) on an indexed basis with (i) a broad equity market index and (ii) an appropriate published industry or line-of-business index, or peer group index constructed by the Company. The following presentation compares the Company’s common stock price for the period from January 2, 2000 through January 2, 2005, to the S&P 500 Stock Index and to the S&P Small Cap Restaurant Index.
      The Company has elected to use the S&P Small Cap Restaurant Index in compiling its stock performance graph because it believes the S&P Small Cap Restaurant Index represents a comparison to competitors with similar market capitalization to the Company.
      The presentation assumes that the value of an investment in each of the Company’s common stock, the S&P 500 Index and the S&P Small Cap Restaurant Index was $100 on January 2, 2000, and that any dividends paid were reinvested in the same security.
Comparison of Five-Year Cumulative Total Return
Among Famous Dave’s of America, Inc., the S&P 500 Index,
and the S&P Small Cap Restaurant Index

Total Return Analysis	1/2/2000	12/31/2000	12/30/2001	12/29/2002	12/28/2003	1/2/2005

Famous Dave’s of America	$100.00	$147.69	$359.87	$154.83	$228.92	$627.68

S&P Small Cap Restaurants	$100.00	$122.16	$143.77	$147.03	$210.16	$253.49

S&P 500	$100.00	$90.89	$80.14	$62.45	$80.30	$88.62

Source: CTA Public Relations www.ctapr.com (303) 665-4200. Data from BRIDGE Information Systems, Inc.

RATIFICATION OF THE APPOINTMENT
OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM
(Proposal Two)
      The Board of Directors and management of the Company are committed to the quality, integrity and transparency of the Company’s financial reports. Independent registered certified public accountants play an important part in the Company’s system of financial control. In accordance with the duties set forth in its written charter, the Audit Committee of the Company’s Board of Directors has appointed Grant Thornton LLP as the Company’s independent registered certified public accounting firm for the 2005 fiscal year. A representative of Grant Thornton LLP is expected to attend this year’s Annual Meeting and be available to respond to appropriate questions from shareholders, and will have the opportunity to make a statement if he or she desires to do so.
      If the shareholders do not ratify the appointment of Grant Thornton LLP, the Audit Committee may reconsider its selection, but is not required to do so. Notwithstanding the proposed ratification of the appointment of Grant Thornton LLP by the shareholders, the Audit Committee, in its discretion, may direct the appointment of new independent auditors at any time during the year without notice to, or the consent of, the shareholders, if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.
Fees billed to Company by Its Independent Registered Certified Public Accounting Firm
      The following table presents fees for professional audit services and 401K audit services rendered by Grant Thornton LLP during fiscal years 2004 and 2003. There were no tax services or other services rendered by Grant Thornton LLP during fiscal year 2004 or 2003.

	2004		2003

Audit Fees(1)	$170,765	(2)	$58,250
Audit-Related Fees(3)	$7,520		$18,880
Tax Fees(4)	$–0–		$–0–
All Other Fees(5)	$–0–		$–0–

Total Fees	$178,285		$77,130

(1)	Audit Fees consist of fees for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Includes fees of $91,440 for work performed in connection with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

(3)	Audit-Related Fees consist principally of assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements but not reported under the caption Audit Fees above including 401K audit.

(4)	Tax Fees consist of fees for tax compliance, tax advice, and tax planning.

(5)	All Other Fees typically consist of fees for permitted non-audit products and services provided.
     The Audit Committee of the Board of Directors has reviewed the services provided by Grant Thornton LLP during fiscal year 2004 and the fees billed for such services. After consideration, the Audit Committee has determined that the receipt of these fees by Grant Thornton LLP is compatible with the provision of independent audit services. The Audit Committee discussed these services and fees with Grant Thornton LLP and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the U.S. Securities and Exchange Commission to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Pre-Approval Policy
      Following adoption of the amended Audit Committee Charter (a copy of which was attached as Appendix A to the proxy statement for the 2004 annual shareholders’ meeting) all services performed by Grant Thornton LLP have been pre-approved in accordance with the charter. The charter provides that all audit and non-audit accounting services that are permitted to be performed by the Company’s independent registered certified public accounting firm under applicable rules and regulations must be pre-approved by the Audit Committee or by designated members of the Audit Committee, other than with respect to de minimus exceptions permitted under the Sarbanes-Oxley Act of 2002.
      Prior to or as soon as practicable following the beginning of each fiscal year, a description of the audit, audit-related, tax, and other services expected to be performed by the independent registered certified public accounting firm in the following fiscal year is presented to the Audit Committee for approval. Following such approval, any requests for audit, audit-related, tax, and other services not presented and pre-approved must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairperson of the Audit Committee. The Chairperson must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval. In addition, the Audit Committee has granted pre-approval for the Chief Executive Officer and the Chief Financial Officer to spend up to $5,000 on a cumulative basis in additional permitted audit fees with Grant Thornton, which authority and amount will be reviewed and approved annually.

ADOPTION OF THE 2005 STOCK INCENTIVE PLAN
(Proposal Three)
      In February 2005, the Company’s Board of Directors approved the Famous Dave’s of America, Inc. 2005 Stock Incentive Plan (the “2005 Plan”), subject to adoption by its shareholders at the Annual Meeting.
      Immediately below is a summary of the 2005 Plan and a discussion of the federal income tax consequences of the issuance and exercise of incentives under the 2005 Plan to recipients and to the Company. This summary of the 2005 Plan is qualified entirely by reference to the complete text of the 2005 Plan, a copy of which is attached as Appendix A to this Proxy Statement.
Description of the 2005 Plan
          General
      The purpose of the 2005 Plan is to increase shareholder value and to advance the interests of the Company by furnishing a variety of economic incentives (“Incentives”) designed to attract, retain and motivate employees, certain key consultants and directors of the Company. Subject to adoption by the Company’s shareholders, the Compensation Committee (the “Committee”) of the Company’s Board of Directors will administer the 2005 Plan. The Committee may grant Incentives to employees (including officers) of the Company or its subsidiaries, members of the Board of Directors, and consultants or other independent contractors who provide services to the Company or its subsidiaries, in the following forms, each of which is discussed below: (a) performance shares; (b) incentive stock options and non-statutory stock options; (c) stock appreciation rights (“SARs”); (d) stock awards; and (e) restricted stock.
      The maximum number of shares of Common Stock which may be issued under the 2005 Plan is 450,000 shares, subject to adjustment in the event of a recapitalization or other corporate restructuring. This number represents approximately 4% of the outstanding shares of the Company’s Common Stock on the Record Date.
      Shareholders are often interested in the potential for equity dilution resulting from grants of equity incentives (performance shares, stock options, restricted stock, etc.) under a company’s equity compensation plans. The percentage amount by which current shareholders’ equity interests may be diluted as a result of such grants is commonly referred to as the “overhang.” The overhang is calculated by dividing (i) the total number of incentives granted and available for grant under equity compensation plans, by (ii) the total shares outstanding assuming the exercise of all outstanding incentives and the grant and exercise of all available incentives. If the 2005 Plan is adopted by the Company’s shareholders, the overhang for all of the Company’s equity compensation plans (including the 1995 Stock Option and Compensation Plan, the 1997 Employee Stock Option Plan, the 1998 Director Stock Option Plan and the 2005 Plan) would be approximately 14%, based on amounts as of January 2, 2005.
Description of Incentives
          Performance Shares
      Performance shares consist of the grant by the Company to an eligible employee of a contingent right to receive shares of Common Stock. Performance shares shall be paid in shares of Common Stock to the extent performance objectives set forth in the grant are achieved. The number of shares granted and the performance criteria are determined by the Committee.

Stock Options
      The Committee may grant non-qualified and incentive stock options to eligible employees to purchase shares of Common Stock from the Company. The 2005 Plan confers on the Committee discretion, with respect to any such stock option, to determine the term of each option, the time or times during its term when the option becomes exercisable and the number and purchase price of the shares subject to the option, provided that the purchase price shall be not less than the fair market value of the Common Stock subject to the option on the date of grant.

Stock Appreciation Rights
      A stock appreciation right or SAR is a right to receive, without payment to the Company, a number of shares, cash or any combination thereof, the amount of which is equal to the aggregate amount of the appreciation in the shares of Common Stock as to which the SAR is exercised. For this purpose, the “appreciation” in the shares consists of the amount by which the fair market value of the shares of Common Stock on the exercise date exceeds (a) in the case of an SAR related to a stock option, the purchase price of the shares under the option or (b) in the case of an SAR granted alone, without reference to a related stock option, an amount determined by the Committee at the time of grant. The Committee has the discretion to determine the number of shares as to which an SAR will relate as well as the duration and exercisability of an SAR.

Stock Awards
      Stock awards consist of the transfer by the Company to an eligible employee of shares of Common Stock, without payment, as additional compensation for services to the Company. The number of shares transferred pursuant to any stock award is determined by the Committee.

Restricted Stock
      Restricted stock consists of the sale or transfer by the Company to an eligible employee of one or more shares of Common Stock that are subject to restrictions on their sale or other transfer by the employee which restrictions will lapse after a period of time not less than three years as determined by the Committee. The price at which restricted stock will be sold will be determined by the Committee, and it may vary from time to time and among employees and may be less than the fair market value of the shares at the date of sale. Subject to these restrictions and the other requirements of the 2005 Plan, a participant receiving restricted stock shall have all of the rights of a shareholder as to those shares.

Transferability of Incentives
      Incentives granted under the 2005 Plan may not be transferred, pledged or assigned by the holder thereof except, in the event of the holder’s death, by will or the laws of descent and distribution to the limited extent provided in the 2005 Plan or the Incentive, or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder. However, stock options may be transferred by the holder thereof to the holder’s spouse, children, grandchildren or parents (collectively, the “Family Members”), to trusts for the benefit of Family Members, to partnerships or limited liability companies in which Family Members are the only partners or shareholders, or to entities exempt from federal income taxation pursuant to Section 501(c)(3) of the Internal Revenue Code of 1986, as amended.

Amendment of the 2005 Plan
      The Board of Directors may amend or discontinue the 2005 Plan at any time. However, no such amendment or discontinuance may adversely change or impair a previously granted Incentive without the consent of the recipient thereof. Certain 2005 Plan amendments require shareholder approval, including amendments which would increase the maximum number of shares of Common Stock which may be issued to all participants under the 2005 Plan, change or expand the types of Incentives that may be granted under the 2005 Plan, change the class of persons eligible to receive Incentives under the 2005 Plan, or materially increase the benefits accruing to participants under the 2005 Plan.

Effect of Sale, Merger, Exchange or Liquidation
      Unless otherwise provided in the agreement for an Incentive, in the event of an acquisition of the Company through the sale of substantially all of the Company’s assets or through a merger, exchange, reorganization or liquidation of the Company or a similar event as determined by the Committee (collectively a “transaction”), the Committee shall be authorized, in its sole discretion, to take any and all action it deems equitable under the circumstances, including but not limited to:

(1)	terminating the 2005 Plan and all Incentives and (i) granting the holders of outstanding vested options, in lieu of any shares of Common Stock they would be entitled to receive under such options, such stock, securities or assets, including cash, as would have been paid to such participants if their options had been exercised and such holder had received Common Stock immediately prior to such transaction (with appropriate adjustment for the exercise price, if any), (ii) granting the holders of performance shares and/or SARs that entitle the participant to receive Common Stock, in lieu of any shares of Common Stock each participant was entitled to receive as of the date of the transaction pursuant to the terms of such Incentive, if any, such stock, securities or assets, including cash, as would have been paid to such participant if such Common Stock had been issued to and held by the participant immediately prior to such transaction; and (iii) treating holders of any Incentive which does not entitle the participant to receive Common Stock in an equitable manner as determined by the Committee;

(2)	providing that participants holding outstanding vested Common Stock-based Incentives shall receive, with respect to each share of Common Stock issuable pursuant to such Incentives as of the effective date of any such transaction, at the determination of the Committee, cash, securities or other property, or any combination thereof, in an amount equal to the excess, if any, of the fair market value of such Common Stock on a date within ten days prior to the effective date of such transaction over the option price or other amount owed by a participant, if any, and that such Incentives shall be cancelled, including the cancellation without consideration of all options that have an exercise price below the per share value of the consideration received by the Company in the transaction;

(3)	providing that the 2005 Plan (or a replacement plan) shall continue with respect to Incentives not cancelled or terminated as of the effective date of such transaction and provide to participants holding such Incentives the right to earn their respective Incentives on a substantially equivalent basis (taking into account the transaction and the number of shares or other equity issued by such successor entity) with respect to the equity of the entity succeeding the Company by reason of such transaction; and

(4)	providing that all unvested, unearned or restricted Incentives, including but not limited to restricted stock for which restrictions have not lapsed as of the effective date of such transaction, shall be void and deemed terminated, or, in the alternative, for the acceleration or waiver of any vesting, earning or restrictions on any Incentive.
      In addition, the Committee may restrict the rights of participants in the event of a transaction to the extent necessary to comply with Section 16(b) of the Securities Exchange Act of 1934, the Internal Revenue Code or any other applicable law or regulation.

Federal Income Tax Consequences
      The following discussion sets forth certain United States income tax considerations in connection with the ownership of Common Stock. These tax considerations are stated in general terms and are based on the Internal Revenue Code of 1986 in its current form and current judicial and administrative interpretations thereof. This discussion does not address state or local tax considerations with respect to the ownership of Common Stock. Moreover, the tax considerations relevant to ownership of the Common Stock may vary depending on a holder’s particular status.
      An employee who receives restricted stock or performance shares subject to restrictions which create a “substantial risk of forfeiture” (within the meaning of section 83 of the Code) will normally realize taxable income on the date the shares become transferable or are no longer subject to substantial risk of forfeiture or on the date of their earlier disposition. The amount of such taxable income will be equal to the amount by which the fair market value of the shares of Common Stock on the date such restrictions lapse (or any earlier date on which the shares are disposed of) exceeds their purchase price, if any. An employee may elect, however, to include in income in the year of purchase or grant the excess of the fair market value of the shares of Common Stock (without regard to any restrictions) on the date of purchase or grant over its purchase price. The Company will be entitled to a deduction for compensation paid in the same year and in the same amount as income is realized by the employee.
      An employee who receives a stock award under the 2005 Plan consisting of shares of Common Stock will realize ordinary income in the year of the award in an amount equal to the fair market value of the shares of Common Stock covered by the award on the date it is made, and the Company will be entitled to a deduction equal to the amount the employee is required to treat as ordinary income. An employee who receives a cash award will realize ordinary income in the year the award is paid equal to the amount thereof, and the amount of the cash will be deductible by the Company.
      When a non-qualified stock option granted pursuant to the 2005 Plan is exercised, the employee will realize ordinary income measured by the difference between the aggregate purchase price of the shares of Common Stock as to which the option is exercised and the aggregate fair market value of shares of the Common Stock on the exercise date, and the Company will be entitled to a deduction in the year the option is exercised equal to the amount the employee is required to treat as ordinary income.
      Options that qualify as incentive stock options are entitled to special tax treatment. Under existing federal income tax law, if shares purchased pursuant to the exercise of such an option are not disposed of by the optionee within two years from the date of granting of the option or within one year after the transfer of the shares to the optionee, whichever is longer, then (i) no income will be recognized to the optionee upon the exercise of the option; (ii) any gain or loss will be recognized to the optionee only upon ultimate disposition of the shares and, assuming the shares constitute capital assets in the optionee’s hands, will be treated as long-term capital gain or loss; (iii) the optionee’s basis in the shares purchased will be equal to the amount of cash paid for such shares; and (iv) the Company will not be entitled to a federal income tax deduction in connection with the exercise of the option. The Company understands that the difference between the option price and the fair market value of the shares acquired upon exercise of an incentive stock option will be treated as an “item of tax preference” for purposes of the alternative minimum tax. In addition, incentive stock options exercised more than three months after retirement are treated as non-qualified options.
      The Company further understands that if the optionee disposes of the shares acquired by exercise of an incentive stock option before the expiration of the holding period described above, the optionee must treat as ordinary income in the year of that disposition an amount equal to the difference between the optionee’s basis in the shares and the lesser of the fair market value of the shares on the date of exercise or the selling price. In addition, the Company will be entitled to a deduction equal to the amount the employee is required to treat as ordinary income.
      If the exercise price of an option is paid by surrender of previously owned shares, the basis of the shares surrendered is carried over to the shares received in replacement of the previously owned shares. If the option is a nonstatutory option, the gain recognized on exercise is added to the basis. If the option is an incentive stock option, the optionee will recognize gain if the shares surrendered were acquired through the exercise of an incentive stock option and have not been held for the applicable holding period. This gain will be added to the basis of the shares received in replacement of the previously owned shares.
      When a stock appreciation right granted pursuant to the 2005 Plan is exercised, the employee will realize ordinary income in the year the right is exercised equal to the value of the appreciation which he is entitled to receive pursuant to the formula described above, and the Company will be entitled to a deduction in the same year and in the same amount.
      The 2005 Plan is intended to enable the Company to provide certain forms of performance-based compensation to executive officers that will meet the requirements for tax deductibility under Section 162(m) of the Code. Section 162(m) provides that, subject to certain exceptions, the Company may not deduct compensation paid to any one of certain executive officers in excess of $1 million in any one year. Section 162(m) excludes certain performance-based compensation from the $1 million limitation.
Securities Authorized for Issuance under Equity Compensation Plans
      The Company maintains the 1995 Stock Option and Compensation Plan (the “Management Plan”), the 1997 Employee Stock Option Plan (the “Employee Plan”) and the 1998 Director Stock Option Plan (the “Director Plan”). The Management Plan is designed to furnish a variety of economic incentives designed to attract, retain and motivate employees (including officers) of, and consultants to, the Company. However, no further grants of incentive may be made under the Management Plan after December 29, 2005 because the terms of the Management Plan prohibit such grants after the tenth anniversary of the date the Management Plan was approved by the Company’s Board of Directors. Nonetheless, the Management Plan will remain in effect until all outstanding incentives granted thereunder have either been satisfied or terminated. The purpose of the Employee Plan is to attract, retain and motivate employees of the Company (not including officers and directors of the Company) by furnishing opportunities to purchase or receive shares of the Company’s Common Stock. The purpose of the Director Plan is to encourage share ownership by Company directors who are not employees of the Company in order to promote long-term shareholder value through continuing ownership of the Company’s Common Stock.
      The Management Plan and the Director Plan have each been approved by the Company’s shareholders. The Employee Plan has not been submitted for approval to the Company’s shareholders. The following table sets forth certain information as of January 2, 2005 with respect to the Management Plan, the Employee Plan and the Director Plan.

	Number of		Number of Securities
	Securities to Be		Remaining Available for
	Issued Upon	Weighted-Average	Future Issuances Under
	Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding	Outstanding	(Excluding Securities
Plan Category	Options(A)	Options(B)	Reflected in Column (A))

Equity Compensation Plans Approved By Security Holders:
1995 Stock Option and Compensation Plan	481,000	$4.79	140,447	(1)
1998 Director Stock Option Plan	225,000	$4.72	55,000
Miscellaneous Director Stock Option Plan	25,000	$2.00	-0-

Total:	731,000	$4.68	195,447
Equity Compensation Plans Not Approved By Security Holders:
1997 Employee Stock Option Plan	363,650	$4.66	111,080

TOTAL:	1,094,650	$4.67	306,527

(1)	Includes 33,500 shares reserved for issuance pursuant to performance shares granted on February 18, 2004 under the Management Plan. See “Long-Term Incentive Plans — Awards in Last Fiscal Year.”

OTHER MATTERS
Board of Directors and Committees

Board of Directors
      The Company’s Board of Directors is currently comprised of six members, each of which is identified under Proposal 1 (“Election of Directors”) above. The following directors, which constitute a majority of the Board, are “independent directors” as such term is defined in Section 4200(a)(15) of National Association of Securities Dealers’ listing standards: F. Lane Cardwell, Jr., K. Jeffrey Dahlberg, Mary L. Jeffries, Richard L. Monfort and Dean A. Riesen. The Board of Directors held four meetings during fiscal 2004 and took action by written action in lieu of a meeting three times. The Company has a standing Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee and Strategic Planning Committee.

Audit Committee of the Board of Directors
      The Company has established a three-member Audit Committee within the Board of Directors that currently consists of Chairperson Mary L. Jeffries and Messrs. Richard L. Monfort and Dean A. Riesen. The Audit Committee operates under a written charter adopted by the Board of Directors. A copy of the written charter, as amended to date, was attached as Appendix A to the proxy statement for the 2004 annual shareholders’ meeting. As set forth in the charter, the primary responsibilities of the Audit Committee include: (i) serving as an independent and objective party to monitor the Company’s financial reporting process and internal control system; (ii) reviewing and appraising the audit performed by the Company’s independent registered certified public accounting firm; and (iii) providing an open avenue of communication among the independent registered certified public accounting firm, financial and senior management and the Board of Directors. The charter also requires that the Audit Committee review and pre-approve the performance of all audit and non-audit accounting services to be performed by the Company’s independent registered certified public accounting firm, as well as tax work performed by the Company’s tax firm, other than certain de minimus exceptions permitted by Section 202 of the Sarbanes-Oxley Act of 2002. The Audit Committee held four formal meetings and four informal quarterly telephonic meetings during fiscal 2004.
      The Board of Directors has determined that at least one member of the Audit Committee, Mary L. Jeffries, is an “audit committee financial expert” as that term is defined in Item 401(h)(2) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended. In addition, each member of the Audit Committee (including Ms. Jeffries) is an “independent director,” as such term is defined in Section 4200(a)(15) of National Association of Securities Dealers’ listing standards, and meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended. The Board of Directors has also determined that each of the Audit Committee members is able to read and understand fundamental financial statements and that at least one member of the Audit Committee has past employment experience in finance or accounting.

Compensation Committee of the Board of Directors
      The Company has established a two-member Compensation Committee within the Board of Directors. During fiscal 2004, the Compensation Committee consisted of K. Jeffrey Dahlberg and Chairman Dean A. Riesen. On January 2, 2005, Mr. Dahlberg resigned as a member of the Compensation Committee and was replaced by F. Lane Cardwell, Jr. effective January 3, 2005. The Compensation Committee reviews the Company’s remuneration policies and practices, makes recommendations to the full Board in connection with all compensation matters affecting the Company and administers the Company’s incentive compensation plans. The Compensation Committee held four meetings during 2004 and took action by written action in lieu of a meeting one time.

Corporate Governance and Nominating Committee of the Board of Directors
      On February 18, 2004, the Company established a Corporate Governance and Nominating Committee within the Board of Directors that consists of Chairman Dean A. Riesen, Mary L. Jeffries and F. Lane Cardwell, Jr., each of whom satisfies the independence requirements of The NASDAQ Stock Market rules. The primary role of the Corporate Governance and Nominating Committee is to consider and make recommendations to the full Board of Directors concerning the appropriate size, function and needs of the Board, including establishing criteria for Board membership and considering, recruiting and recommending candidates (including those recommended by shareholders) to fill new Board positions. The Corporate Governance and Nominating Committee also considers and advises the full Board on matters of corporate governance and monitors and recommends the functions of and membership on the various committees of the Board.
      The Corporate Governance and Nominating Committee (or a subcommittee thereof) recruits and considers director candidates and presents qualified candidates to the full Board for consideration. Qualified candidates will be considered without regard to race, color, religion, sex, ancestry, national origin or disability.
      The Corporate Governance and Nominating Committee will consider each candidate’s general business and industry experience, his or her ability to act on behalf of shareholders, overall Board diversity, potential concerns regarding independence or conflicts of interest and other factors relevant in evaluating Board nominees. If the Corporate Governance and Nominating Committee approves a candidate for further review following an initial screening, the Corporate Governance and Nominating Committee will establish an interview process for the candidate. Generally, the candidate will meet with at least a majority of the members of the Corporate Governance and Nominating Committee, along with the Company’s Chief Executive Officer. Contemporaneously with the interview process, the Corporate Governance and Nominating Committee will conduct a comprehensive conflicts-of-interest assessment of the candidate. The Corporate Governance and Nominating Committee will consider reports of the interviews and the conflicts-of-interest assessment to determine whether to recommend the candidate to the full Board of Directors. The Corporate Governance and Nominating Committee will also take into consideration the candidate’s personal attributes, including, without limitation, personal integrity, loyalty to the Company and concern for its success and welfare, willingness to apply sound and independent business judgment, awareness of a director’s vital part in the Company’s good corporate citizenship and image, time available for meetings and consultation on Company matters and willingness to assume broad, fiduciary responsibility.
      Recommendations for candidates to be considered for election to the Board at the Company’s annual shareholders’ meeting may be submitted to the Corporate Governance and Nominating Committee by the Company’s shareholders. In order to make such a recommendation, a shareholder must submit the recommendation in writing to the Chairperson of the Corporate Governance and Nominating Committee, in care of the Company’s Secretary at the Company’s headquarters address, at least 120 days prior to the mailing date of the previous year’s annual meeting proxy statement. To enable the Corporate Governance and Nominating Committee to evaluate the candidate’s qualifications, shareholder recommendations must include the following information:

•	The name and address of the nominating shareholder and of the director candidate;

•	A representation that the nominating shareholder is a holder of record of the Company entitled to vote at the current year’s annual meeting;

•	A description of any arrangements or understandings between the nominating shareholder and the director candidate or candidates being recommended pursuant to which the nomination or nominations are to be made by the shareholder;

•	A resume detailing the educational, professional and other information necessary to determine if the nominee is qualified to hold a Board position;

•	Such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated by the Board of Directors; and

•	The consent of each nominee to serve as a director of the Company if so elected.

Strategic Planning Committee of the Board of Directors
      On February 18, 2004, the Company established a five member Strategic Planning Committee within the Board of Directors. For the remainder of fiscal 2004, the Strategic Planning Committee was comprised of Ms. Mary L. Jeffries and Messrs. F. Lane Cardwell (Chairman), K. Jeffrey Dahlberg, David Goronkin and Dean A. Riesen. On January 2, 2005, Mr. Dahlberg resigned from the Strategic Planning Committee, leaving the Strategic Planning Committee with four members. The primary role of the Strategic Planning Committee is to consider the long-term strategic direction of the Company and make recommendation regarding the long-term strategic direction of the Company to the full Board of Directors.
Corporate Governance, Ethics and Business Conduct
      The Company’s Board of Directors firmly believes that the commitment to sound corporate governance practices is essential to obtaining and retaining the trust of investors, employees, guests and suppliers. The Company’s corporate governance practices reflect the requirements of applicable securities laws, including the Sarbanes-Oxley Act of 2002, The Nasdaq Stock Market listing requirements and the Company’s own vision of good governance practices. As part of its adherence to these corporate governance practices, the Company has adopted the Famous Dave’s of America, Inc. Corporate Governance Principles and Practices.
      The Company is committed to conducting business lawfully and ethically. All of its employees, including its Chief Executive Officer and senior financial officers, are required to act at all times with honesty and integrity. The Company’s Code of Ethics and Business Conduct covers areas of professional conduct, including workplace behavior, conflicts of interest, fair dealing with competitors, guests and vendors, the protection of Company assets, trading in Company securities and confidentiality, among others. The Code of Ethics and Business Conduct requires strict adherence to all laws and regulations applicable to our business and also describes the means by which any employee can provide an anonymous report of an actual or apparent violation of our Code of Ethics and Business Conduct. In addition to the Code of Ethics and Business Conduct, the Company has adopted a separate Code of Ethics specifically applicable to the Company’s Chief Executive Officer, Chief Financial Officer and Controller.
      The full text of the Famous Dave’s of America, Inc. Corporate Governance Principles and Practices, the Code of Ethics and Business Conduct and the Code of Ethics specifically applicable to the Company’s Chief Executive Officer, Chief Financial Officer and Controller are each available online at www.famousdaves.com (click on “Investor Relations,” “Corporate Governance” and “Corporate Governance Principles and Practices,” “Code of Ethics and Business Conduct Policy,” or (“Code of Ethics specifically applicable to CEO, CFO and Controller,” as applicable).
Compensation Committee Interlocks and Insider Participation
      During fiscal 2004, directors serving on the Compensation Committee included K. Jeffrey Dahlberg and Chairman Dean A. Riesen. As of January 3, 2005, F. Lane Cardwell replaced Mr. Dahlberg as a member of the Compensation Committee. There are no relationships among members of the Compensation Committee, members of the Board of Directors or executive officers of the Company that require disclosure under Item 402(j) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended.

Ability of Shareholders to Communicate with the Company’s Board of Directors
      The Company’s Board of Directors has established several means for shareholders and others to communicate with the Company’s Board of Directors. If the shareholder has a concern regarding the Company’s financial statements, accounting practices or internal controls, the concern should be submitted in writing to the Chairperson of the Company’s Audit Committee in care of the Company’s Secretary at the Company’s headquarters address. If the concern relates to the Company’s governance practices, business ethics or corporate conduct, the concern should be submitted in writing to the Chairman of the Corporate Governance and Nominating Committee in care of the Corporation’s Secretary at the Company’s headquarters address. If a shareholder is unsure as to which category the concern relates, the shareholder may communicate it to any one of the independent directors in care of the Company’s Secretary at the Company’s headquarters address. All shareholder communications will be sent to the applicable director(s).

Report of the Audit Committee
      The Audit Committee is governed by the Audit Committee Charter adopted by the Company’s Board of Directors, the full text of which is available online at www.famousdaves.com (click on “Investor Relations,” “Corporate Governance” and “Audit Committee Charter”). This Charter reflects the Audit Committee’s increased responsibilities as a result of the Sarbanes-Oxley Act of 2002, as well as The Nasdaq Stock Market corporate governance standards. Each of the members of the Audit Committee qualifies as an “independent” Director under the current applicable listing standards of The Nasdaq Stock Market.
      The Company’s management has primary responsibility for the Company’s internal controls and preparing the Company’s consolidated financial statements. The Company’s independent registered certified public accounting firm, Grant Thornton LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements and of its internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”). The primary function of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting, internal controls, and audit functions.
      The Audit Committee has reviewed the Company’s audited consolidated financial statements for the last fiscal year and discussed them with management.
      The Audit Committee has discussed with the independent registered certified public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees”, by the Auditing Standards Board of the American Institute of Certified Public Accountants, and PCAOB Auditing Standard No. 2, “An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.”
      The Audit Committee has received and reviewed the written disclosures and the letter from the independent registered certified public accounting firm required by Independence Standard No. 1 (Independence Discussions with Audit Committees), as amended, promulgated by the Independence Standards Board, and has discussed with the independent accountants, their independence.
      The Audit Committee, based on the review and discussions described above, has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

MARY L. JEFFRIES
RICHARD L. MONFORT
DEAN A. RIESEN

Compensation Committee Report on Executive Compensation
      A two-member Compensation Committee within the Board of Directors generally makes decisions on compensation of the Company’s executives. All decisions by the Compensation Committee relating to the compensation of the Company’s executive officers are reviewed by the full Board of Directors. The current members of the Compensation Committee are Messrs. F. Lane Cardwell and Chairman Dean A. Riesen. Pursuant to rules designed to enhance disclosure of the Company’s policies toward executive compensation, set forth below is a report prepared by the Compensation Committee addressing the compensation policies for the Company and its subsidiaries for the 2004 fiscal year as they affected the Company’s executive officers.
      The Compensation Committee’s executive compensation policies are designed to provide competitive levels of compensation that integrate pay with the Company’s annual objectives and long-term goals, reward above-average corporate performance, recognize individual initiative and achievements, and assist the Company in attracting and retaining qualified executives. Executive compensation is set at levels that the compensation committee believes to be consistent with others in the Company’s industry.
      There are four elements in the Company’s executive compensation program, all determined by individual and corporate performance.

•	Base salary compensation

•	Annual incentive compensation

•	Stock incentive awards (including stock options and conditional grants of performance shares)

•	Deferred Stock Unit Plan
      Total compensation opportunities are competitive with those offered by employers of comparable size, growth and profitability in the Company’s industry.

Base Salary Compensation
      Base salary compensation is determined by the potential impact the individual has on the Company, the skills and experiences required by the job, and the performance and potential of the incumbent in the job.

Annual Incentive Compensation
      Annual incentive compensation for executives of the Company is based on achieving corporate earnings per share targets.

Stock Incentive Awards
      Based upon surveys of employee stock incentive programs and consultations with independent compensation advisers during fiscal 2004, the Compensation Committee has determined that all stock incentive awards for employees of the Company, including officers, commencing in 2005, will take the form of performance shares with terms substantially similar to those granted under the 2004-2006 Performance Share Program discussed below. These performance shares will take the place of the Company’s historical practice of issuing stock options as a form of stock incentive. The Compensation Committee believes that performance shares as an incentive award more closely aligns the Company’s objectives with that of its Shareholders, as these shares are earned based on achievement of specific company goals, not merely the passage of time. The Compensation Committee will continue to evaluate the appropriate form for Company stock incentive awards and make changes to the form of such awards as it deems desirable and in the best interests of the Company from time to time.
      Stock incentive awards for officers of the Company are granted pursuant to the 1995 Stock Option and Compensation Plan (the “Management Plan”), which permits the Compensation Committee to grant stock incentives to officers of the Company, employees, and directors who are also employees of the Company. Awards of stock incentives under the Management Plan are designed to promote the identity of long-term interests between the Company’s officers and its shareholders and assist in the retention of its officers. Stock incentives granted under the Management Plan have included stock options and awards of performance shares. Stock options granted under the Management Plan become exercisable as determined by the Compensation Committee and performance shares granted under the Management Plan are conditioned upon the achievement of performance objectives that are established by the Compensation Committee.
      The Compensation Committee surveys employee stock incentive programs of companies with similar capitalization to the Company prior to recommending grants of stock incentives to the Company’s executive officers. The Compensation Committee also consults with independent compensation advisers when it deems such consultation to be appropriate. The value realizable from stock incentives is dependent upon the extent to which the Company’s performance is reflected in the market price of the Company’s common stock at any particular point in time with respect to exercisable stock options and following the three year period over which performance criteria is measured with respect to grants of performance shares. In addition, the decision as to whether the value of exercisable stock options will be realized in any particular year is determined by each individual executive’s decision whether to exercise all or portion of such stock options and not by the Compensation Committee. Accordingly, when the Compensation Committee recommends that a stock incentive be granted to an executive, that recommendation does not take into account any gains realized that year by the executive as a result of his or her individual decision to exercise an option granted in a previous year or any gains realized by him or her upon the ultimate grant of shares underlying a stock performance grant.

Description of 2004-2006 Performance Share Program
      On February 18, 2004, the Compensation Committee of the Company’s Board of Directors approved a 2004-2006 Performance Share Program under its 1995 Stock Option and Compensation Plan pursuant to which the Company granted certain employees, including its officers, the right to receive a specified number of shares of the Company’s common stock (the “Performance Shares”) following the filing of the Company’s Annual Report on Form 10-K for fiscal 2006, subject to the Company achieving 100% of the cumulative total of the earnings per share goals for fiscal 2004, fiscal 2005 and fiscal 2006 (the “Cumulative EPS Goal”). The Performance Share grants for each recipient are also contingent upon the recipient remaining an employee of the Company until the filing of the Annual Report on Form 10-K for fiscal 2006 and the recipient having signed and delivered a non-competition agreement.
      The earnings per share goal for each fiscal year will be determined by the Compensation Committee prior to the end of the first fiscal quarter of the applicable fiscal year. The actual earnings per share for each fiscal year shall be based on the earnings per share amount for that fiscal year as set forth in the audited financial statements filed with the Company’s corresponding Annual Report on Form 10-K. Performance Shares will be issued, as provided above, if at least 100% of the Cumulative EPS Goal is achieved.
      On January 3, 2005, the Compensation Committee approved amendments to the 2004-2006 Performance Share Program. The amendments provide that the recipients of incentives granted under the 2004-2006 Performance Share Program will be entitled to receive a portion of their Performance Shares if the Company fails to achieve 100% of the Cumulative EPS Goal but achieves at least a specified percentage of the Cumulative EPS Goal. The specified percentage will be determined using a weighted average calculation that takes into account the entire actual fiscal 2004 earnings per share and 80% of the earnings per share goals for each of fiscal 2005 and 2006. If the Company achieves the specified percentage of the Cumulative EPS Goal, each recipient will be entitled to receive a percentage of his or her Performance Shares equal to the percentage of the Cumulative EPS Goal achieved by the Company, up to 100%. The Compensation Committee believes that the 2004-2006 Performance Share Program, as amended, is more consistent with the Company’s desire to provide increased levels of incentive compensation based upon increased levels of employee performance.
      The Company granted certain employees, including its officers, the right to receive up to an aggregate of 33,500 Performance Shares under the 2004-2006 Performance Share Program, subject to achieving the performance thresholds set forth above. Accordingly, the Company recognized approximately $142,000 of compensation expense in its consolidated statement of operations for fiscal 2004 related to this program.

Compensation of Chief Executive Officer
      Based on the terms of his employment agreement with the Company, Mr. Goronkin received an annualized base salary of $450,000 during fiscal 2004, which the Compensation Committee believes is competitive with executives in other industry-related companies. The Company granted Mr. Goronkin a bonus of $93,750 in 2004 for his performance during fiscal 2003, which was subject to forfeiture based on the Company’s achievement of certain 2004 earnings per share targets that were substantially met. Mr. Goronkin elected to defer the entire 2003 bonus amount for one year and receive deferred stock units under the Company’s 2004 Deferred Stock Unit Plan. The Company paid the entire $93,750 of deferred bonus to Mr. Goronkin in 2005 and also paid Mr. Goronkin an additional $68,152, which reflected the appreciation realized on the related deferred stock units. The Company granted Mr. Goronkin a bonus of $187,425 in March 2005 for his performance during fiscal 2004, which was similarly based upon the Company’s achievement of certain earnings per share targets. Mr. Goronkin elected to defer $50,000 of this bonus for two years and receive deferred stock units under the Company’s 2004 Deferred Stock Unit Plan.

F. LANE CARDWELL
DEAN A. RIESEN

VOTING SECURITIES AND
PRINCIPAL HOLDERS THEREOF
      The Company has outstanding one class of voting securities, Common Stock, $0.01 par value, of which 11,312,154 shares were outstanding as of the close of business on the Record Date. Each share of Common Stock is entitled to one vote on all matters put to a vote of shareholders.
      The following table sets forth certain information regarding beneficial ownership of the Company’s Common Stock as of the Record Date, by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director, (iii) each executive officer named in the Summary Compensation Table, and (iv) all executive officers and directors as a group. Unless otherwise indicated, the address of each of the following persons is 8091 Wallace Road, Eden Prairie, Minnesota 55344, and each such person has sole voting and investment power with respect to the shares of Common Stock set forth opposite each of their respective names.

	Shares
	Beneficially		Percentage
Name and Address of Beneficial Owner	Owned		of Total

David Goronkin	111,767	(1)	*
Diana G. Purcel	13,000	(2)	*
Christopher O’Donnell	77,000	(3)	*
F. Lane Cardwell, Jr.	16,250	(4)	*
K. Jeffrey Dahlberg	337,800	(5)	2.97%
Mary L. Jeffries	15,285	(6)	*
Richard L. Monfort	78,000	(7)	*
Dean A. Riesen	86,250	(8)	*
All Directors and Officers as a group (8 people)	735,352	(9)	6.34%
FMR Corporation (Fidelity Management Research Corp)	1,200,858	(10)	10.62%
82 Devonshire Street
Boston, MA 02109
David W. Anderson	912,500	(11)	8.07%
7016 Antrim Road
Edina, MN 55439

*	less than 1%

(1)	Includes 82,167 shares that Mr. Goronkin has the right to acquire within 60 days.

(2)	Includes 2,000 shares held by Ms. Purcel in a self-directed IRA and 11,000 shares that Ms. Purcel has the right to acquire within 60 days.

(3)	Includes 77,000 shares that Mr. O’Donnell has the right to acquire within 60 days.

(4)	Includes 11,250 shares that Mr. Cardwell has the right to acquire within 60 days.

(5)	Includes 65,000 shares that Mr. Dahlberg has the right to acquire within 60 days.

(6)	Includes 11,250 shares that Ms. Jeffries has the right to acquire within 60 days.

(7)	Includes 5,000 shares that Mr. Monfort has the right to acquire within 60 days.

(8)	Includes 16,250 shares that Mr. Riesen has the right to acquire within 60 days.

(9)	Includes 278,917 shares that such individuals have the right to acquire within 60 days.

(10)	Based on the most recent Schedule 13G filed on February 14, 2005 with the Securities and Exchange Commission.

(11)	Based on the most recent Schedule 13G filed on March 29, 2005 with the Securities and Exchange Commission. Includes 912,500 that Mr. Anderson holds jointly with his spouse of which 69,600 shares are owned by Grand Pines Resorts, Inc., a corporation wholly-owned by Mr. Anderson, of which 6,500 shares are subject to options (obligations to sell) granted to employees of Grand Pines Resorts, Inc. Mr. Anderson disclaims beneficial ownership of the shares owned by Grand Pines Resorts, Inc. Mr. Anderson, the Company’s founder and former Chairman of the Board, resigned as a director and executive officer of the Company effective December 10, 2003.

CERTAIN TRANSACTIONS
      On June 4, 2004, and in connection with our stock repurchase program that we publicly announced on May 12, 2004, we repurchased 200,000 shares of our Common Stock from our founder and former Chief Executive Officer, David Anderson for approximately $1.6 million.
      Except as otherwise set forth above, management believes all of the above-described transactions were conducted on terms no less favorable to the Company than could be obtained from unrelated third parties.
COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT
      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission and NASDAQ. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.
      Our founder and former Chief Executive Officer, David Anderson, disposed of 600 shares of our Common Stock on July 23, 2003 and filed a Form 5 disclosing this transaction on March 1, 2005. Except as set forth above, based solely on review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that its officers, directors and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements during the fiscal year ended January 2, 2005.
PROPOSALS OF SHAREHOLDERS
      Any shareholder who desires to submit a proposal for action by the shareholders at the next annual meeting must submit such proposal in writing to Diana G. Purcel, Secretary, Famous Dave’s of America, Inc., 8091 Wallace Road, Eden Prairie, Minnesota 55344 by December 12, 2005. Due to the complexity of the respective rights of the shareholders and the Company in this area, any shareholder desiring to propose such an action is advised to consult with his or her legal counsel with respect to such rights. The Company suggests that any such proposal be submitted by certified mail return receipt requested.
DISCRETIONARY PROXY VOTING AUTHORITY/
UNTIMELY SHAREHOLDER PROPOSALS
      Rule 14a-4(c) promulgated under the Securities and Exchange Act of 1934 governs the Company’s use of its discretionary proxy voting authority with respect to a shareholder proposal that the shareholder has not sought to include in the Company’s proxy statement. The Rule provides that if a proponent of a proposal fails to notify the Company of the proposal at least 45 days before the date of mailing of the prior year’s proxy statement, then the management proxies will be allowed to use their discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.
      With respect to the Company’s 2006 Annual Meeting of Shareholders, if the Company is not provided notice of a shareholder proposal, which the shareholder has not previously sought to include in the Company’s proxy statement, by February 25, 2006, the management proxies will be allowed to use their discretionary authority as outlined above.

SOLICITATION
      The Company will bear the cost of preparing, assembling and mailing the Proxy, Proxy Statement, Annual Report and other material which may be sent to the shareholders in connection with this solicitation. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of stock, in which case they will be reimbursed by the Company for their expenses in doing so. Proxies are being solicited personally, by telephone, by telegram or by special letter.
      The Board of Directors does not intend to present to the meeting any other matter not referred to above and does not presently know of any matters that may be presented to the meeting by others. However, if other matters come before the meeting, it is the intent of the persons named in the enclosed proxy to vote the proxy in accordance with their best judgment.

By Order of the Board of Directors

Diana G. Purcel
Vice President, Chief Financial
Officer and Secretary

APPENDIX A
FAMOUS DAVE’S OF AMERICA, INC.
2005 STOCK INCENTIVE PLAN

1.	Purpose. The purpose of the 2005 Stock Incentive Plan (the “Plan”) of Famous Dave’s of America, Inc. (the “Company”) is to increase shareholder value and to advance the interests of the Company by furnishing a variety of economic incentives (“Incentives”’) designed to attract, retain and motivate employees, certain key consultants and directors of the Company. Incentives may consist of opportunities to purchase or receive shares of Common Stock, $0.01 par value per share, of the Company (“Common Stock”) on terms determined under this Plan.

2.	Administration. The Plan shall be administered by the board of directors of the Company (the “Board of Directors”) or by a stock option or compensation committee (the “Committee”) of the Board of Directors. The Committee shall consist of not less than two directors of the Company and shall be appointed from time to time by the Board of Directors. Each member of the Committee shall be (i) a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 (including the regulations promulgated thereunder, the “1934 Act”) (a “Non-Employee Director”), and (ii) shall be an “outside director” within the meaning of Section 162(m) under the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder. The Committee shall have complete authority to award Incentives under the Plan, to interpret the Plan, and to make any other determination which it believes necessary and advisable for the proper administration of the Plan. The Committee’s decisions and matters relating to the Plan shall be final and conclusive on the Company and its participants. If at any time there is no stock option or compensation committee, the term “Committee”, as used in the Plan, shall refer to the Board of Directors.

3.	Eligible Participants. Officers of the Company, employees of the Company or its subsidiaries, members of the Board of Directors, and consultants or other independent contractors who provide services to the Company or its subsidiaries shall be eligible to receive Incentives under the Plan when designated by the Committee. Participants may be designated individually or by groups or categories (for example, by pay grade) as the Committee deems appropriate. Participation by officers of the Company or its subsidiaries and any performance objectives relating to such officers must be approved by the Committee. Participation by others and any performance objectives relating to others may be approved by groups or categories (for example, by pay grade) and authority to designate participants who are not officers and to set or modify such targets may be delegated.

4.	Types of Incentives. Incentives under the Plan may be granted in any one or a combination of the following forms: (a) performance shares (section 6); (b) incentive stock options and non-statutory stock options (section 7); (c) stock appreciation rights (“SARs”) (section 8); (d) stock awards (section 9); (e) restricted stock (section 9).

5.	Shares Subject to the Plan.

5.1.	Number of Shares. Subject to adjustment as provided in Section 10.6, the number of shares of Common Stock which may be issued under the Plan shall not exceed 450,000 shares of Common Stock. Shares of Common Stock that are issued under the Plan or are subject to outstanding Incentives will be applied to reduce the maximum number of shares of Common Stock remaining available for issuance under the Plan.

5.2.	Cancellation. To the extent that cash in lieu of shares of Common Stock is delivered upon the exercise of a SAR pursuant to Section 8.4, the Company shall be deemed, for purposes of applying the limitation on the number of shares, to have issued the greater of the number of shares of Common Stock which it was entitled to issue upon such exercise or on the exercise of any related option. In the event that a stock option or SAR granted hereunder expires or is terminated or canceled unexercised as to any shares of Common Stock, such shares may again be issued under the Plan either pursuant to stock options, SARs or otherwise. In the event that shares of Common Stock are issued as performance shares, restricted stock or pursuant to a stock award and thereafter are forfeited or reacquired by the Company pursuant to rights reserved upon issuance thereof, such forfeited and reacquired shares may again be issued under the Plan, either as performance shares, restricted stock, pursuant to stock awards or otherwise.

5.3.	Type of Common Stock. Common Stock issued under the Plan in connection with stock options, SARs, performance shares, restricted stock or stock awards, may be authorized and unissued shares or treasury stock, as designated by the Committee.

6.	Performance Shares. A performance share consists of an award which shall be paid in shares of Common Stock, as described below. The grant of a performance share shall be subject to such terms and conditions as the Committee deems appropriate, including the following:

6.1.	Performance Objectives. Each performance share will be subject to performance objectives for the Company or one of its operating units to be achieved by the end of a specified period, which period shall be at least one year in length unless the Committee determines in its discretion that a shorter period is warranted. The number of performance shares granted shall be determined by the Committee and may be subject to such terms and conditions, as the Committee shall determine. If the performance objectives are achieved, each participant will be paid in shares of Common Stock. If such objectives are not met, each grant of performance shares may provide for lesser payments in accordance with formulas established in the award.

6.2.	Not Shareholder. The grant of performance shares to a participant shall not create any rights in such participant as a shareholder of the Company, until the payment of shares of Common Stock with respect to an award.

6.3.	No Adjustments. No adjustment shall be made in performance shares granted on account of cash dividends which may be paid or other rights which may be issued to the holders of Common Stock prior to the end of any period for which performance objectives were established.

6.4.	Expiration of Performance Share. If any participant’s employment or consulting engagement with the Company is terminated for any reason other than normal retirement, death or disability prior to the achievement of the participant’s stated performance objectives, all of the participant’s rights for the performance shares shall expire and terminate unless otherwise determined by the Committee. In the event of termination of employment or consulting by reason of death, disability, or normal retirement, the Committee, in its own discretion may determine which portions, if any, of the performance shares should be paid to the participant.

7.	Stock Options. A stock option is a right to purchase shares of Common Stock from the Company. Each stock option granted by the Committee under this Plan shall be subject to the following terms and conditions:

7.1.	Price. The option price per share shall be determined by the Committee, subject to adjustment under Section 10.6; provided that the option price shall be not less than the Fair Market Value of the Common Stock subject to the option on the date of grant.

7.2.	Number. The number of shares of Common Stock subject to the option shall be determined by the Committee, subject to adjustment as provided in Section 10.6. The number of shares of Common Stock subject to a stock option shall be reduced in the same proportion that the holder thereof exercises a SAR if any SAR is granted in conjunction with or related to the stock option. Notwithstanding the foregoing, no person shall receive grants of Stock Options under the Plan that exceed 75,000 shares during any one fiscal year of the Company.

7.3.	Duration and Time for Exercise. Subject to earlier termination as provided in Section 10.4, the term of each stock option shall be determined by the Committee but shall not exceed ten years and one day from the date of grant. Each stock option shall become exercisable at such time or times during its term as shall be determined by the Committee at the time of grant, but shall not become exercisable more quickly than ratably over three years unless the Committee determines in its discretion that a faster schedule is warranted. The Committee may accelerate the exercisability of any stock option. Subject to the foregoing and with the approval of the Committee, all or any part of the shares of Common Stock with respect to which the right to purchase has accrued may be purchased by the Company at the time of such accrual or at any time or times thereafter during the term of the option at such price and on such terms as the Company and the optionee shall mutually agree; provided, however, that any shares so repurchased shall not be available for re-issuance under the Plan.

7.4.	Manner of Exercise. A stock option may be exercised, in whole or in part, by giving written notice to the Company, specifying the number of shares of Common Stock to be purchased and accompanied by the full purchase price for such shares. The option price shall be payable (a) in United States dollars upon exercise of the option and may be paid by cash, uncertified or certified check or bank draft; (b) at the discretion of the Committee, by delivery of shares of Common Stock in payment of all or any part of the option price, which shares shall be valued for this purpose at the Fair Market Value on the date such option is exercised; or (c) at the discretion of the Committee, by instructing the Company to withhold from the shares of Common Stock issuable upon exercise of the stock option shares of Common Stock in payment of all or any part of the exercise price and/or any related withholding tax obligations, which shares shall be valued for this purpose at the Fair Market Value or in such other manner as may be authorized from time to time by the Committee. The shares of Common Stock delivered by the participant pursuant to Section 6.4(b) must have been held by the participant for a period of not less than six months prior to the exercise of the option, unless otherwise determined by the Committee. Prior to the issuance of shares of Common Stock upon the exercise of a stock option, a participant shall have no rights as a shareholder.

7.5.	Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, the following additional provisions shall apply to the grant of stock options which are intended to qualify as Incentive Stock Options (as such term is defined in Section 422 of the Code):

(a)	The aggregate Fair Market Value (determined as of the time the option is granted) of the shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any participant during any calendar year (under all of the Company’s plans) shall not exceed $100,000. The determination will be made by taking incentive stock options into account in the order in which they were granted. If such excess only applies to a portion of an Incentive Stock Option, the Committee, in its discretion, will designate which shares will be treated as shares to be acquired upon exercise of an Incentive Stock Option.

(b)	Any Incentive Stock Option certificate authorized under the Plan shall contain such other provisions as the Committee shall deem advisable, but shall in all events be consistent with and contain all provisions required in order to qualify the options as Incentive Stock Options.

(c)	All Incentive Stock Options must be granted within ten years from the earlier of the date on which this Plan was adopted by Board of Directors or the date this Plan was approved by the shareholders.

(d)	Unless sooner exercised, all Incentive Stock Options shall expire no later than 10 years after the date of grant.

(e)	The option price for Incentive Stock Options shall be not less than the Fair Market Value of the Common Stock subject to the option on the date of grant.

(f)	If Incentive Stock Options are granted to any participant who, at the time such option is granted, would own (within the meaning of Section 422 of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the employer corporation or of its parent or subsidiary corporation, (i) the option price for such Incentive Stock Options shall be not less than 110% of the Fair Market Value of the Common Stock subject to the option on the date of grant and (ii) such Incentive Stock Options shall expire no later than five years after the date of grant.

8.	Stock Appreciation Rights. A SAR is a right to receive, without payment to the Company, a number of shares of Common Stock, cash or any combination thereof, the amount of which is determined pursuant to the formula set forth in Section 8.4. A SAR may be granted (a) with respect to any stock option granted under this Plan, either concurrently with the grant of such stock option or at such later time as determined by the Committee (as to all or any portion of the shares of Common Stock subject to the stock option), or (b) alone, without reference to any related stock option. Each SAR granted by the Committee under this Plan shall be subject to the following terms and conditions:

8.1.	Number. Each SAR granted to any participant shall relate to such number of shares of Common Stock as shall be determined by the Committee, subject to adjustment as provided in Section 10.6. In the case of a SAR granted with respect to a stock option, the number of shares of Common Stock to which the SAR pertains shall be reduced in the same proportion that the holder of the option exercises the related stock option.

8.2.	Duration. Subject to earlier termination as provided in Section 10.4, the term of each SAR shall be determined by the Committee but shall not exceed ten years and one day from the date of grant. Unless otherwise provided by the Committee, each SAR shall become exercisable at such time or times, to such extent and upon such conditions as the stock option, if any, to which it relates is exercisable. The Committee may in its discretion accelerate the exercisability of any SAR.

8.3.	Exercise. A SAR may be exercised, in whole or in part, by giving written notice to the Company, specifying the number of SARs which the holder wishes to exercise. Upon receipt of such written notice, the Company shall, within 90 days thereafter, deliver to the exercising holder certificates for the shares of Common Stock or cash or both, as determined by the Committee, to which the holder is entitled pursuant to Section 8.4.

8.4.	Payment. Subject to the right of the Committee to deliver cash in lieu of shares of Common Stock (which, as it pertains to officers and directors of the Company, shall comply with all requirements of the 1934 Act), the number of shares of Common Stock which shall be issuable upon the exercise of a SAR shall be determined by dividing:

(a)	the number of shares of Common Stock as to which the SAR is exercised multiplied by the amount of the appreciation in such shares (for this purpose, the “appreciation” shall be the amount by which the Fair Market Value of the shares of Common Stock subject to the SAR on the exercise date exceeds (1) in the case of a SAR related to a stock option, the purchase price of the shares of Common Stock under the stock option or (2) in the case of a SAR granted alone, without reference to a related stock option, an amount which shall be determined by the Committee at the time of grant, subject to adjustment under Section 10.6); by

(b)	the Fair Market Value of a share of Common Stock on the exercise date.

In lieu of issuing shares of Common Stock upon the exercise of a SAR, the Committee may elect to pay the holder of the SAR cash equal to the Fair Market Value on the exercise date of any or all of the shares which would otherwise be issuable. No fractional shares of Common Stock shall be issued upon the exercise of a SAR; instead, the holder of the SAR shall be entitled to receive a cash adjustment equal to the same fraction of the Fair Market Value of a share of Common Stock on the exercise date or to purchase the portion necessary to make a whole share at its Fair Market Value on the date of exercise.

9.	Stock Awards and Restricted Stock. A stock award consists of the transfer by the Company to a participant of shares of Common Stock, without other payment therefor, as additional compensation for services to the Company. A share of restricted stock consists of shares of Common Stock which are sold or transferred by the Company to a participant at a price determined by the Committee (which price shall be at least equal to the minimum price required by applicable law for the issuance of a share of Common Stock) and subject to restrictions on their sale or other transfer by the participant. The transfer of Common

Stock pursuant to stock awards and the transfer and sale of restricted stock shall be subject to the following terms and conditions:

9.1.	Number of Shares. The number of shares to be transferred or sold by the Company to a participant pursuant to a stock award or as restricted stock shall be determined by the Committee.

9.2.	Sale Price. The Committee shall determine the price, if any, at which shares of restricted stock shall be sold to a participant, which may vary from time to time and among participants and which may be below the Fair Market Value of such shares of Common Stock at the date of sale.

9.3.	Restrictions. All shares of restricted stock transferred or sold hereunder shall be subject to such restrictions as the Committee may determine which restrictions shall lapse over a period not less than three years from the date of grant as determined by the Committee, including, without limitation any or all of the following:

(a)	a prohibition against the sale, transfer, pledge or other encumbrance of the shares of restricted stock, such prohibition to lapse at such time or times as the Committee shall determine (whether in annual or more frequent installments, at the time of the death, disability or retirement of the holder of such shares, or otherwise);

(b)	a requirement that the holder of shares of restricted stock forfeit, or (in the case of shares sold to a participant) resell back to the Company at his or her cost, all or a part of such shares in the event of termination of his or her employment or consulting engagement during any period in which such shares are subject to restrictions;

(c)	such other conditions or restrictions as the Committee may deem advisable.

9.4.	Escrow. In order to enforce the restrictions imposed by the Committee pursuant to Section 9.3, the participant receiving restricted stock shall enter into an agreement with the Company setting forth the conditions of the grant. Shares of restricted stock shall be registered in the name of the participant and deposited, together with a stock power endorsed in blank, with the Company. Each such certificate shall bear a legend in substantially the following form:

The transferability of this certificate and the shares of Common Stock represented by it are subject to the terms and conditions (including conditions of forfeiture) contained in the 2005 Stock Incentive Plan of Famous Dave’s of America, Inc. (the “Company”), and an agreement entered into between the registered owner and the Company. A copy of the Plan and the agreement is on file in the office of the secretary of the Company.

9.5.	End of Restrictions. Subject to Section 10.5, at the end of any time period during which the shares of restricted stock are subject to forfeiture and restrictions on transfer, such shares will be delivered free of all restrictions to the participant or to the participant’s legal representative, beneficiary or heir.

9.6.	Shareholder. Subject to the terms and conditions of the Plan, each participant receiving restricted stock shall have all the rights of a shareholder with respect to shares of stock during any period in which such shares are subject to forfeiture and restrictions on transfer, including without limitation, the right to vote such shares. Dividends paid in cash or property other than Common Stock with respect to shares of restricted stock shall be paid to the participant currently.
10. General.

10.1.	Effective Date. The Plan will become effective upon its approval by the Company’s shareholders. Unless approved by the shareholders within one year after the date of the Plan’s adoption by the Board of Directors, the Plan shall not be effective for any purpose.

10.2.	Duration. The Plan shall remain in effect until all Incentives granted under the Plan have either been satisfied by the issuance of shares of Common Stock or the payment of cash or been terminated under the terms of the Plan and all restrictions imposed on shares of Common Stock in connection with their issuance under the Plan have lapsed. No Incentives may be granted under the Plan after the tenth anniversary of the date the Plan is approved by the shareholders of the Company.

10.3.	Non-transferability of Incentives. No stock option, SAR, restricted stock or performance award may be transferred, pledged or assigned by the holder thereof (except, in the event of the holder’s death, by will or the laws of descent and distribution to the limited extent provided in the Plan or the Incentive), or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder, and the Company shall not be required to recognize any attempted assignment of such rights by any participant. Notwithstanding the preceding sentence, stock options may be transferred by the holder thereof to Employee’s spouse, children, grandchildren or parents (collectively, the “Family Members”), to trusts for the benefit of Family Members, to partnerships or limited liability companies in which Family Members are the only partners or shareholders, or to entities exempt from federal income taxation pursuant to Section 501(c)(3) of the Internal Revenue Code of 1986, as amended. During a participant’s lifetime, a stock option may be exercised only by him or her, by his or her guardian or legal representative or by the transferees permitted by the preceding sentence.

10.4.	Effect of Termination or Death. In the event that a participant ceases to be an employee of or consultant to the Company for any reason, including death or disability, any Incentives may be exercised or shall expire at such times as may be determined by the Committee.

10.5.	Additional Condition. Notwithstanding anything in this Plan to the contrary: (a) the Company may, if it shall determine it necessary or desirable for any reason, at the time of award of any Incentive or the issuance of any shares of Common Stock pursuant to any Incentive, require the recipient of the Incentive, as a condition to the receipt thereof or to the receipt of shares of Common Stock issued pursuant thereto, to deliver to the Company a written representation of present intention to acquire the Incentive or the shares of Common Stock issued pursuant thereto for his or her own account for investment and not for distribution; and (b) if at any time the Company further determines, in its sole discretion, that the listing, registration or qualification (or any updating of any such document) of any Incentive or the shares of Common Stock issuable pursuant thereto is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the award of any Incentive, the issuance of shares of Common Stock pursuant thereto, or the removal of any restrictions imposed on such shares, such Incentive shall not be awarded or such shares of Common Stock shall not be issued or such restrictions shall not be removed, as the case may be, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

10.6.	Adjustment. In the event of any recapitalization, stock dividend, stock split, combination of shares or other change in the Common Stock, the number of shares of Common Stock then subject to the Plan, including shares subject to restrictions, options or achievements of performance shares, shall be adjusted in proportion to the change in outstanding shares of Common Stock. In the event of any such adjustments, the purchase price of any option, the performance objectives of any Incentive, and the shares of Common Stock issuable pursuant to any Incentive shall be adjusted as and to the extent appropriate, in the discretion of the Committee, to provide participants with the same relative rights before and after such adjustment.

10.7.	Incentive Plans and Agreements. Except in the case of stock awards, the terms of each Incentive shall be stated in a plan or agreement approved by the Committee. The Committee may also determine to enter into agreements with holders of options to reclassify or convert certain outstanding options, within the terms of the Plan, as Incentive Stock Options or as non-statutory stock options and in order to eliminate SARs with respect to all or part of such options and any other previously issued options.

10.8.	Withholding.

(a)	The Company shall have the right to withhold from any payments made under the Plan or to collect as a condition of payment, any taxes required by law to be withheld. At any time when a participant is required to pay to the Company an amount required to be withheld under applicable income tax laws in connection with a distribution of Common Stock or upon exercise of an option or SAR, the participant may satisfy this obligation in whole or in part by electing (the “Election”) to have the Company withhold from the distribution shares of Common Stock having a value up to the minimum amount of withholding taxes required to be collected on the transaction. The value of the shares to be withheld shall be based on the Fair Market Value of the Common Stock on the date that the amount of tax to be withheld shall be determined (“Tax Date”).

(b)	Each Election must be made prior to the Tax Date. The Committee may disapprove of any Election, may suspend or terminate the right to make Elections, or may provide with respect to any Incentive that the right to make Elections shall not apply to such Incentive. An Election is irrevocable.

10.9.	No Continued Employment, Engagement or Right to Corporate Assets. No participant under the Plan shall have any right, because of his or her participation, to continue in the employ of the Company for any period of time or to any right to continue his or her present or any other rate of compensation. Nothing contained in the Plan shall be construed as giving an employee, a consultant, such persons’ beneficiaries or any other person any equity or interests of any kind in the assets of the Company or creating a trust of any kind or a fiduciary relationship of any kind between the Company and any such person.

10.10.	Deferral Permitted. Payment of cash or distribution of any shares of Common Stock to which a participant is entitled under any Incentive shall be made as provided in the Incentive. Payment may be deferred at the option of the participant if provided in the Incentive.

10.11.	Amendment of the Plan. The Board may amend or discontinue the Plan at any time. However, no such amendment or discontinuance shall adversely change or impair, without the consent of the recipient, an Incentive previously granted. Further, no such amendment shall, without approval of the shareholders of the Company, (a) increase the maximum number of shares of Common Stock which may be issued to all participants under the Plan, (b) change or expand the types of Incentives that may be granted under the Plan, (c) change the class of persons eligible to receive Incentives under the Plan, or (d) materially increase the benefits accruing to participants under the Plan.

10.12.	Sale, Merger, Exchange or Liquidation. Unless otherwise provided in the agreement for an Incentive, in the event of an acquisition of the Company through the sale of substantially all of the Company’s assets or through a merger, exchange, reorganization or liquidation of the Company or a similar event as determined by the Committee (collectively a “transaction”), the Committee shall be authorized, in its sole discretion, to take any and all action it deems equitable under the circumstances, including but not limited to any one or more of the following:

(1)	providing that the Plan and all Incentives shall terminate and the holders of (i) all outstanding vested options shall receive, in lieu of any shares of Common Stock they would be entitled to receive under such options, such stock, securities or assets, including cash, as would have been paid to such participants if their options had been exercised and such participant had received Common Stock immediately prior to such transaction (with appropriate adjustment for the exercise price, if any), (ii) performance shares and/or SARs that entitle the participant to receive Common Stock shall receive, in lieu of any shares of Common Stock each participant was entitled to receive as of the date of the transaction pursuant to the terms of such Incentive, if any, such stock, securities or assets, including cash, as would have been paid to such participant if such Common Stock had been issued to and held by the participant immediately prior to such transaction, and (iii) any Incentive under this Agreement which does not entitle the participant to receive Common Stock shall be equitably treated as determined by the Committee.

(2)	providing that participants holding outstanding vested Common Stock based Incentives shall receive, with respect to each share of Common Stock issuable pursuant to such Incentives as of the effective date of any such transaction, at the determination of the Committee, cash, securities or other property, or any combination thereof, in an amount equal to the excess, if any, of the Fair Market Value of such Common Stock on a date within ten days prior to the effective date of such transaction over the option price or other amount owed by a participant, if any, and that such Incentives shall be cancelled, including the cancellation without consideration of all options that have an exercise price below the per share value of the consideration received by the Company in the transaction.

(3)	providing that the Plan (or replacement plan) shall continue with respect to Incentives not cancelled or terminated as of the effective date of such transaction and provide to participants holding such Incentives the right to earn their respective Incentives on a substantially equivalent basis (taking into account the transaction and the number of shares or other equity issued by such successor entity) with respect to the equity of the entity succeeding the Company by reason of such transaction.

(4)	providing that all unvested, unearned or restricted Incentives, including but not limited to restricted stock for which restrictions have not lapsed as of the effective date of such transaction, shall be void and deemed terminated, or, in the alternative, for the acceleration or waiver of any vesting, earning or restrictions on any Incentive.

The Board may restrict the rights of participants or the applicability of this Section 10.12 to the extent necessary to comply with Section 16(b) of the Securities Exchange Act of 1934, the Internal Revenue Code or any other applicable law or regulation. The grant of an Incentive award pursuant to the Plan shall not limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, exchange or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

10.13.	Definition of Fair Market Value. For purposes of this Plan, the “Fair Market Value” of a share of Common Stock at a specified date shall, unless otherwise expressly provided in this Plan, be the amount which the Committee or the Board of Directors determines in good faith to be 100% of the fair market value of such a share as of the date in question; provided, however, that notwithstanding the foregoing, if such shares are listed on a U.S. securities exchange or are quoted on the Nasdaq National Market or Nasdaq Small-Cap Market (“Nasdaq”), then Fair Market Value shall be determined by reference to the last sale price of a share of Common Stock on such U.S. securities exchange or Nasdaq on the applicable date. If such U.S. securities exchange or Nasdaq is closed for trading on such date, or if the Common Stock does not trade on such date, then the last sale price used shall be the one on the date the Common Stock last traded on such U.S. securities exchange or Nasdaq.

FAMOUS DAVE’S OF AMERICA, INC.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

Thursday, May 12, 2005
9:00 a.m.

Calhoun Blues Club
3001 Hennepin Avenue
Calhoun Square
Minneapolis, MN

Famous Dave’s of America, Inc. 8091 Wallace Road Eden Prairie, MN 55344	proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned, a shareholder of Famous Dave’s of America, Inc., hereby appoints David Goronkin and Diana G. Purcel, and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned the number of shares which the undersigned is then entitled to vote, at the Annual Meeting of Shareholders of Famous Dave’s of America, Inc. to be held at the Calhoun Blues Club, 3001 Hennepin Avenue, Calhoun Square, Minneapolis, Minnesota, on Thursday, May 12, 2005, at 9:00 a.m., and at any and all adjournments thereof.

See reverse for voting instructions.

ò Please detach here ò

The Board of Directors Recommends a Vote FOR ALL NOMINEES.

1.	Election of directors:	01 F. Lane Cardwell, Jr.	04 Mary L. Jeffries	☐	Vote FOR	☐	Vote WITHHELD
		02 K. Jeffrey Dahlberg	05 Richard L. Monfort		all nominees		from all nominees
		03 David Goronkin	06 Dean A. Riesen		(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Proposal to ratify the appointment of Grant Thornton LLP, independent registered certified public accounting firm, as independent auditors of the Company for fiscal 2005.

3.	Proposal to adopt the 2005 Stock Incentive Plan.

4.	Upon such other business as may properly come before the meeting or any adjournments thereof.

☐ FOR	☐ AGAINST	☐ ABSTAIN

☐ FOR	☐ AGAINST	☐ ABSTAIN

When properly executed, this proxy will be voted on the proposals set forth herein as directed by the shareholder, but if no direction is made in the space provided, this proxy will be voted FOR the election of all nominees for director.

Address Change? Mark Box ☐
Indicate changes below:

Date

Signature(s) in Box

Please sign exactly as name appears at left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, or in some other fiduciary capacity, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer(s). If a partnership, please sign in partnership name by authorized person(s).